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Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
National Semiconductor Corporation:

    We consent to incorporation herein by reference of our report dated June 6, 2001, relating to the consolidated balance sheets of National Semiconductor Corporation and subsidiaries as of May 27, 2001 and May 28, 2000, and the related consolidated statements of operations, comprehensive income (loss), shareholders' equity, and cash flows for each of the years in the three-year period ended May 27, 2001 and the related financial statement schedule, which report appears in the May 27, 2001 Annual Report on Form 10-K of National Semiconductor Corporation.

/s/ KPMG LLP

Mountain View, California
September 24, 2001

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  Exhibit 23.1